Exhibit 23.8
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Shinyo Jubilee Limited:

We consent to the use of our report dated February 11, 2008 with respect to the balance sheets of Shinyo Jubilee Limited as of December 31, 2005 and 2006, and the related statements of operations, shareholder’s (deficit)/equity and cash flows for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
Hong Kong, China

February 12, 2008